Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167

Release	Immediately

Contact	Media: Carly Scaduto (314-694-3247)
Analysts: Laura Meyer (314-694-8148)
MONSANTO COMPANY RETURNED TO EARNINGS PER SHARE GROWTH WITH STRONG FIRST QUARTER RESULTS

•	Delivered as-reported earnings per share of $0.07 and earnings per share on an ongoing basis of $0.21; above the prior year ongoing loss as expected

•	Company guides to full-year as-reported earnings per share of $3.97-to-$4.45 and reconfirms $4.50-to-$4.90 for ongoing earnings per share

•	Intacta RR2 PRO™ penetration in South America drives increase of approximately 50 percent in soybean gross profit in the first quarter; corn gross profit grew significantly

•	Industry-leading R&D pipeline delivers more than 20 advancements for fourth consecutive year with a record 14 projects advancing to launch

ST. LOUIS, Jan. 5, 2017 - In the first quarter, Monsanto Company (NYSE: MON) delivered higher earnings per share (EPS) than the prior year thanks to the strength of the company’s South American business. In 2017, the company remains focused on delivering on its operational plan and key business milestones while simultaneously working with Bayer on the necessary steps to finalize the deal to merge the companies, which is targeted for the end of calendar year 2017. Additionally, in its annual research-and-development update today, the company will highlight more than 20 phase advancements across the industry’s broadest pipeline, which is focused on helping farmers address current and future challenges.

	First Quarter
($ in millions, except per share amounts)	2017	2016
Net Sales by Segment
Corn seed and traits	$949	$745
Soybean seed and traits	600	438
Cotton seed and traits	116	48
Vegetable seeds	131	138
All other crops seeds and traits	52	30
TOTAL Seeds and Genomics	$1,848	$1,399

Agricultural productivity	$802	$820
TOTAL Agricultural Productivity	$802	$820

TOTAL Net Sales	$2,650	$2,219

Gross Profit	$1,259	$901

Operating Expenses	$1,012	$1,173
Interest Expense – Net	$118	$109
Other Expense – Net	$43	$25
Net Income (Loss) Attributable to Monsanto Company	$29	$(253)

Diluted Earnings per Share	$0.07	$(0.56)
Items Affecting Comparability – EPS Impact (For definitions of adjustments to EPS, see note 1.)
Restructuring Charges	(0.06)	0.46
Environmental and Litigation Matters	0.01	0.01
Pending Bayer Transaction Related Costs	0.19	—
Argentine-Related Tax Matters	0.02	—
Income from Discontinued Operations	(0.02)	(0.02)
Diluted Earnings per Share from Ongoing Business (For the definition of ongoing EPS, see note 1.)	$0.21	$(0.11)
Effective Tax Rate	71%	34%

	First Quarter
Comparison as a Percent of Net Sales:	2017	2016
Gross profit	48%	41%
Selling, general and administrative expenses	22%	24%
Research and development expenses	14%	16%
Income (loss) from continuing operations before income taxes	3%	(18)%
Net income (loss) attributable to Monsanto Company	1%	(11)%

“We’ve been very pleased with the strong support - especially from shareowners and growers - for the agreement to combine with Bayer,” said Hugh Grant, chairman and chief executive officer. “We expect the combination with Bayer to amplify the rate of innovation faster than either company could achieve alone, which will be critical in helping to increase grower productivity to meet projected demand in the decades ahead.”

“The last several years have brought record-breaking achievements for our pipeline, and this year is no different,” said Robb Fraley, Ph.D., executive vice president and chief technology officer, regarding this year’s annual pipeline update. “To answer the challenges growers face, our teams have been successful in finding the best scientific disciplines for the job - whether it’s breeding, biotech, crop protection, biologicals or Climate FieldView™ products. And with Bayer, we truly see the opportunity to accelerate innovation, optimize integrated solutions and expand offerings - translating to significant benefits for farmers.”

Results of Operations
Net sales for the fiscal year 2017 first quarter increased over the prior year’s first quarter to $2.7 billion versus $2.2 billion in the prior year period. Gross profit for the quarter increased to $1.3 billion versus the prior year period of $0.9 billion.

Selling, general and administrative costs were $585 million and research and development expenses were $370 million for the first quarter of fiscal year 2017. Total operating spend decreased with reduced restructuring expenses more than offsetting increases from pending Bayer transaction related costs, growth in commissions in South America and unfavorable impact of currency on spend.

The company’s fiscal year 2017 first quarter EPS on an as-reported basis was $0.07 which included $0.19 of pending Bayer transaction related costs. EPS on an ongoing basis was $0.21, well above the prior year’s ongoing loss of $0.11, driven by the expected strong start to the business in South America and currency effects. (For a reconciliation of as-reported EPS to ongoing EPS see note 1).

Cash Flow
For the first three months of fiscal year 2017, net cash provided by operating activities was $1.5 billion, compared with net cash provided by operating activities of $1.4 billion in the first three months last year. Net cash required by investing activities for the first three months of fiscal year 2017 was $327 million, compared to $336 million for the same period of fiscal year 2016. Net cash required by financing activities for the first three months of fiscal year 2017 was $655 million, compared to net cash required of $2.4 billion for the same period of fiscal year 2016. Free cash flow was a source of $1.1 billion for the first three months of fiscal year 2017, compared to $1 billion for the same period of fiscal year 2016. (For a reconciliation of free cash flow, see note 1).

Fiscal Year 2017 Outlook
With the expected strong start in the first quarter and continued focus on return on innovation and financial discipline, the company remains confident in its fiscal year 2017 outlook. Despite the fact that the year-over-year change in currency rates was modestly favorable in the first quarter of fiscal year 2017, the company continues to assume that the change in rates will have a relatively neutral effect on a full year basis given the recent strengthening of the U.S. dollar against several currencies.

The fiscal year 2017 full-year as-reported EPS guidance is expected to be in the range of $3.97 to $4.45. These earnings are expected to translate into $2.4-to-$2.8 billion of operating cash flows and $1.4-to-$1.6 billion of free cash flows, after deducting an estimated $1.0-to-$1.2 billion of investing cash flows. These investing cash flows reflect the planned investment in the company’s dicamba manufacturing facility and assume the successful sale of the precision agriculture equipment business. On an ongoing basis, the fiscal year 2017 EPS is expected to be in the range of $4.50-to-$4.90, reflecting expected growth for the year. (For a reconciliation of free cash flow and as-reported to ongoing EPS, see note 1).

The company expects roughly $100 million of gross profit from strategic licensing deals towards the end of the fiscal year which is anticipated to be roughly split between Seeds and Genomics and Ag Productivity. Seeds and Genomics segment gross profit is expected to increase to mid-single digits as a percent year-over-year, with soybean gross profit alone expected to grow by more than 20 percent, driven by new trait penetration and an anticipated reduction in cost of goods sold. In corn, growth is expected to come from global genetic share gains and global germplasm price mix lift in local currency that is flat to up low-single-digits, in terms of percentages. The company expects global corn acres to be roughly flat, with declines in U.S. corn acreage offset by the early increases in South America.

The company adjusted Ag Productivity gross profit to the expected range of $850-to-$950 million, reflecting year-over-year price declines in glyphosate-based herbicides in the first half of the year, offset partially by the benefit of licensing opportunities and expected higher volumes. The adjustment in gross profit outlook is a result of the approximately $85 million benefit from the sale of the Latitude® wheat fungicide business that was ultimately recorded in other expense, net for the segment, as opposed to gross profit as anticipated.

The company’s restructuring and cost savings initiatives remain on track, with the opportunity to deliver approximately $380 million in annual savings at the close of fiscal 2017 in operating expenses and cost of good sold, as compared to fiscal year 2015. However, setting aside pending Bayer transaction related costs and restructuring expenses, overall operating expenses in fiscal 2017 are expected to increase slightly with inflation and the costs associated with the return to growth of the business more than offsetting the savings. The expected tax rate for the year remains in the range of 25-to-28 percent.

For the second quarter of fiscal year 2017, the company expects as-reported and ongoing earnings per share that is approximately $0.20 to $0.50 better than the prior year. The company sees this first half earnings improvement as a reflection of the benefit from the sale of the Latitude business and the absence of a significant portion of the Argentine peso devaluation from the prior year. In the second half of the fiscal year, the company expects roughly 40 cents less in earnings per share benefit from strategic deals versus the prior year in addition to a more challenging currency environment than in the first quarter.

Seeds and Genomics Segment Detail

($ in millions)	Net Sales		Gross Profit(A)
	First Quarter		First Quarter
Seeds and Genomics	2017	2016	2017	2016
Corn seed and traits	$949	$745	$535	$366
Soybean seed and traits	600	438	451	302
Cotton seed and traits	116	48	73	25
Vegetable seeds	131	138	69	40
All other crops seeds and traits	52	30	12	(5)
TOTAL Seeds and Genomics	$1,848	$1,399	$1,140	$728
(A) Fiscal first quarter 2017 and 2016 seeds and genomics gross profit includes a pretax restructuring charge totaling $1 million and $52 million, respectively, related to certain asset impairment charges, primarily in the corn business, which is included in cost of goods sold.

($ in millions)	Earnings Before Interest & Taxes (EBIT)
	First Quarter
Seeds and Genomics	2017	2016
EBIT (For a reconciliation of EBIT, see note 1.)(A)	$199	$(333)
Items Affecting EBIT:
EBIT from Restructuring Charges	33	(289)
EBIT from Pending Bayer Transaction Related Costs	(111)	—
EBIT from Argentine-Related Tax Matters	15	—
(A) EBIT is defined as earnings (loss) before interest and taxes. Interest and taxes are recorded on a total company basis. We do not record these items at the segment level.

The Seeds and Genomics segment consists of the global seeds and related traits business, biotechnology platforms and digital agriculture.

Net sales for the Seeds and Genomics segment in the first three months of fiscal 2017 were $1.8 billion. This included a greater than 25 percent increase in planted corn acres in Argentina and more than a 10 percent increase in corn acres planted in Brazil accompanied by double-digit price increases in corn germplasm in local currency in both countries. In the U.S., demand for year-one hybrids remains strong and the early read on the order book supports the company’s intention to grow genetic share.

The company continues to build on the momentum of Intacta RR2 PRO™ soybeans in South America as it remains on track to reach a target of 45 to 55 million acres in fiscal year 2017. In the U.S., demand for Roundup Ready 2 Xtend™ soybeans remains strong and the company is well-supplied for more than 15 million acres of the product. With the EPA approval for in-crop use of dicamba in-hand, the company has received nearly two-thirds of the necessary state approvals for both soybeans and cotton, and expects to have the rest before planting. The company has provided extensive, ongoing customer training and expects customers will have an outstanding experience with the Roundup Ready® Xtend crop system.

Cotton had a strong start in the first quarter with increased acres in Australia. In the U.S., Bollgard II® XtendFlex™ cotton area is expected to exceed 4 million acres this year. Additionally, this season the company looks forward to an introductory release of Bollgard 3 XtendFlex™ cotton, with a full-scale launch planned for 2018. This is the first cotton product ever to combine three modes of action for both insect control and weed control. The company expects 2017 to be the third consecutive year of share growth in U.S. cotton.

Moving beyond seeds, Monsanto continues to see major advancements in its Climate FieldView™ platform as the business and platform continues to evolve. The company recently released four new product enhancements for 2017 and these upgrades, together with outstanding demand for FieldView Drive and FieldView Plus, set the company up to reach its goal of 25 million paid acres. Simultaneously, the company expects to add several more partners to the platform in the coming year.

Agricultural Productivity Segment Detail

($ in millions)	Net Sales		Gross Profit
	First Quarter		First Quarter
	2017	2016	2017	2016
Agricultural productivity	$802	$820	$119	$173
TOTAL Agricultural Productivity	$802	$820	$119	$173

($ in millions)	Earnings Before Interest & Taxes (EBIT)
	First Quarter
Agricultural Productivity	2017	2016
EBIT (For a reconciliation of EBIT, see note 1.)(A)	$13	$59
Items Affecting EBIT:
EBIT from Restructuring Charges	2	(29)
EBIT from Environmental and Litigation Matters	(8)	(5)
EBIT from Pending Bayer Transaction Related Costs	(20)	—
EBIT from Argentine-Related Tax Matters	3	—
EBIT from Discontinued Operations	16	20
(A) EBIT is defined as earnings (loss) before interest and taxes. Interest and taxes are recorded on a total company basis. We do not record these items at the segment level.

The Agricultural Productivity segment consists of the crop protection products and lawn-and-garden herbicide products.

Though glyphosate volumes were up in the first quarter, net sales for the Agricultural Productivity segment in the first three months of fiscal 2017 were $802 million, reflecting glyphosate pricing headwinds that are expected to continue into the second quarter as the current global pricing is lower than the prior comparable period. As a partial offset to EBIT, the company recently signed an agreement to sell its Latitude wheat fungicide business for $140 million and expects to receive an EBIT benefit of approximately $85 million in this segment in the second quarter.

Moving beyond the first quarter, the company continues to focus on the launch of Xtendimax™ herbicide with VaporGrip™ Technology.

Webcast Information
In conjunction with this announcement, Monsanto will hold a conference call at 8:30 a.m. Central Time (9:30 a.m. Eastern Time) today. The call will focus on these results and future expectations, product performance, and an annual update of projects within the company’s R&D pipeline. The call will include a discussion of strategic initiatives and other matters related to the company’s business.

Presentation slides and a simultaneous audio webcast of the conference call may be accessed by visiting the company’s website at www.monsanto.com/investors or http://edge.media-server.com/m/p/sxxs8osp. Visitors may need to download Windows Media Player™ prior to listening to the webcast. Following the live broadcast, a replay of the webcast will be available on the Monsanto website for three weeks. Monsanto publishes details on upcoming webcasts on this website in both the Presentation and Financial Reports section and the Calendar of Events section. The site includes a calendar of upcoming investor events, details on accessing scheduled webcasts and information from previous investor events.

About Monsanto Company
Monsanto is committed to bringing a broad range of solutions to help nourish our growing world. We produce seeds for fruits, vegetables and key crops - such as corn, soybeans, and cotton - that help farmers have better harvests while using water and other important resources more efficiently. We work to find sustainable solutions for soil health, help farmers use data to improve farming practices and conserve natural resources, and provide crop protection products to minimize damage from pests and disease. Through programs and partnerships, we collaborate with farmers, researchers, nonprofit organizations, universities and others to help tackle some of the world’s biggest challenges. To learn more about Monsanto, our commitments and our more than 20,000 dedicated employees, please visit: discover.monsanto.com and monsanto.com. Follow our business on Twitter® at twitter.com/MonsantoCo, on the company blog, Beyond the Rows® at monsantoblog.com or subscribe to our News Release RSS Feed.

Cautionary Statements Regarding Forward-Looking Information:
Certain statements contained in this release are “forward-looking statements,” such as statements concerning the company’s anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts, as well as the pending transaction with Bayer Aktiengesellschaft (“Bayer”). These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company’s actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: risks related to the pending transaction between the company and Bayer, including the risk that the regulatory approvals required for the transaction may not be obtained on the anticipated terms or time frame or at all, the risk that the other conditions to the completion of the transaction may not be satisfied, the risk that disruptions or uncertainties related to the pending transaction could adversely affect the company’s business, financial performance and/or relationships with third parties, and the risk that certain contractual restrictions during the pendency of the transaction could adversely affect the company’s ability to pursue business opportunities or strategic transactions; continued competition in seeds, traits and agricultural chemicals; the company's exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public understanding and acceptance of our biotechnology and other agricultural products; the success of the company's research and development activities; the outcomes of major lawsuits, including potential litigation related to the pending transaction with Bayer; developments related to foreign currencies and economies; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company's estimates related to distribution inventory levels; the recent increases in levels of indebtedness, continued availability of capital and financing and rating agency actions; the company's ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters, accidents, and security breaches, including cybersecurity incidents, on the agriculture business or the company's facilities; and other risks and factors detailed in the company's most recent periodic report to the SEC. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.

Notes to editors: Monsanto and the Vine Design, Beyond the Rows, Intacta RR2 PRO, Roundup Ready Xtend, Roundup Ready 2 Xtend, Bollgard II XtendFlex, Bollgard 3 XtendFlex, Xtendimax, VaporGrip, Latitude and FieldView are trademarks of Monsanto Company and its wholly-owned subsidiaries. All other trademarks are the property of their respective owners.

-oOo-

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Operations	Three Months Ended
	Nov. 30, 2016	Nov. 30, 2015
Net Sales	$2,650	$2,219
Cost of goods sold	1,391	1,318
Gross Profit	1,259	901
Operating Expenses:
Selling, general and administrative expenses	585	543
Research and development expenses	370	364
Restructuring charges	(36)	266
Pending Bayer transaction related costs	93	—
Total Operating Expenses	1,012	1,173
Income (Loss) from Operations	247	(272)
Interest expense	136	129
Interest income	(18)	(20)
Other expense, net	43	25
Income (Loss) from Continuing Operations Before Income Taxes	86	(406)
Income tax provision (benefit)	61	(137)
Income (Loss) from Continuing Operations Including Portion Attributable to Noncontrolling Interest	$25	$(269)
Discontinued Operations:
Income from operations of discontinued business	16	20
Income tax provision	6	8
Income from Discontinued Operations	10	12
Net Income (Loss)	$35	$(257)
Less: Net income (loss) attributable to noncontrolling interest	6	(4)
Net Income (Loss) Attributable to Monsanto Company	$29	$(253)

Basic Earnings per Share Attributable to Monsanto Company:
Income (Loss) from continuing operations	$0.05	$(0.58)
Income from discontinued operations	0.02	0.02
Net Income (Loss) Attributable to Monsanto Company	$0.07	$(0.56)

Diluted Earnings per Share Attributable to Monsanto Company:
Income (loss) from continuing operations	$0.05	$(0.58)
Income from discontinued operations	0.02	0.02
Net Income (Loss) Attributable to Monsanto Company	$0.07	$(0.56)

Weighted Average Shares Outstanding:
Basic	438.1	454.1
Diluted	441.7	454.1

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Statements of Consolidated Financial Position	As of	As of
	Nov. 30, 2016	Aug. 31, 2016
Assets
Current Assets:
Cash and cash equivalents (variable interest entity restricted - 2017: $17 and 2016: $122)	$2,129	$1,676
Short-term investments	60	60
Trade receivables, net (variable interest entity restricted - 2017: $92 and 2016: $7)	2,196	1,926
Miscellaneous receivables	917	755
Inventory, net	3,839	3,241
Assets held for sale	267	272
Other current assets	244	227
Total Current Assets	9,652	8,157
Property, Plant and Equipment	5,217	5,231
Goodwill	3,998	4,020
Other Intangible Assets, Net	1,078	1,125
Noncurrent Deferred Tax Assets	487	613
Long-Term Receivables, Net	39	101
Other Assets	488	489
Total Assets	$20,959	$19,736
Liabilities and Shareowners’ Equity
Current Liabilities:
Short-term debt, including current portion of long-term debt (variable interest entity restricted - 2017: $0 and 2016: $113)	$570	$1,587
Accounts payable	1,073	1,006
Income taxes payable	130	41
Accrued compensation and benefits	212	239
Accrued marketing programs	1,038	1,650
Deferred revenue	2,907	568
Grower production accruals	429	47
Dividends payable	—	237
Customer payable	94	123
Restructuring reserves	136	227
Miscellaneous short-term accruals	911	1,004
Total Current Liabilities	7,500	6,729
Long-Term Debt (variable interest entity restricted - 2017: $94 and 2016: $0)	8,047	7,453
Postretirement Liabilities	338	371
Long-Term Deferred Revenue	31	35
Noncurrent Deferred Tax Liabilities	90	68
Long-Term Portion of Environmental and Litigation Liabilities	198	200
Long-Term Restructuring Reserves	14	17
Other Liabilities	324	318
Monsanto Shareowners’ Equity	4,402	4,534
Noncontrolling Interest	15	11
Total Shareowners’ Equity	4,417	4,545
Total Liabilities and Shareowners’ Equity	$20,959	$19,736

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Statements of Consolidated Cash Flows	Three Months Ended
	Nov. 30, 2016	Nov. 30, 2015
Operating Activities:
Net Income (Loss)	$35	$(257)
Adjustments to reconcile cash provided by operating activities:
Items that did not require (provide) cash:
Depreciation and amortization	189	181
Bad-debt expense	7	12
Stock-based compensation expense	36	37
Excess tax benefits from stock-based compensation	(4)	(6)
Deferred income taxes	94	6
Restructuring impairments	1	99
Equity affiliate expense, net	2	2
Other items	12	18
Changes in assets and liabilities that (required) provided cash, net of acquisitions:
Trade receivables, net	(271)	(515)
Inventory, net	(681)	(528)
Deferred revenue	2,344	2,787
Accounts payable and other accrued liabilities	(54)	(423)
Restructuring, net	(89)	208
Pension contributions	(19)	(3)
Other items, net	(139)	(255)
Net Cash Provided by Operating Activities	1,463	1,363
Cash Flows (Required) Provided by Investing Activities:
Capital expenditures	(317)	(326)
Acquisition of businesses, net of cash acquired	(7)	—
Technology and other investments	(5)	(12)
Other investments and property disposal proceeds	2	2
Net Cash Required by Investing Activities	(327)	(336)
Cash Flows (Required) Provided by Financing Activities:
Net change in financing with less than 90-day maturities	(511)	839
Short-term debt proceeds	3	—
Short-term debt reductions	(8)	(3)
Long-term debt proceeds	599	4
Long-term debt reductions	(509)	(3)
Debt issuance costs	(2)	—
Treasury stock purchases	—	(3,000)
Stock option exercises	21	16
Excess tax benefits from stock-based compensation	4	6
Tax withholding on restricted stock and restricted stock units	(14)	(18)
Dividend payments	(237)	(254)
Payments to noncontrolling interests	(1)	(1)
Net Cash Required by Financing Activities	(655)	(2,414)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(28)	(37)
Net Increase (Decrease) in Cash and Cash Equivalents	453	(1,424)
Cash and Cash Equivalents at Beginning of Period	1,676	3,701
Cash and Cash Equivalents at End of Period	$2,129	$2,277

Monsanto Company
Non-GAAP Financial Information
(Dollars in millions, except per share amounts)
Unaudited

1.
This press release uses the non-GAAP financial measures of gross profit, operating expenses, net income (loss) attributable to Monsanto Company and diluted earnings per share (EPS), each on an ongoing basis (collectively, “Ongoing Financial Measures”), and EBIT and free cash flow.  The Ongoing Financial Measures and EBIT are intended to supplement investor's understanding of our operating performance. The free cash flow measure is intended to supplement investor's understanding of our liquidity. They are different from and not intended to replace gross profit, operating expenses, other expense, net, net income (loss) attributable to Monsanto Company, diluted EPS, cash flows, financial position or comprehensive income, and they are not measures of financial performance as determined in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP financial measures may not be comparable to similar measures used by other companies.

Our Ongoing Financial Measures exclude certain items that we do not consider part of ongoing operations. We believe that our Ongoing Financial Measures presented with these adjustments are useful to investors as they best reflect our ongoing performance and business operations during the periods presented and are also useful to investors for comparative purposes.  In addition, management uses the Ongoing Financial Measures as a guide in its budgeting and long-range planning processes, and the ongoing EPS financial measure is used as a guide in determining incentive compensation.

EBIT is defined as earnings (loss) before interest and taxes. Earnings (loss) is intended to mean net income (loss) attributable to Monsanto Company as presented in the Statements of Consolidated Operations under GAAP. EBIT is an operating performance measure for our two business segments. We believe that EBIT is useful to investors and management to demonstrate the operational profitability of our segments by excluding interest and taxes, which are generally accounted for across the entire company on a consolidated basis. EBIT is also one of the measures used by management to determine resource allocations within the company.

We define free cash flow as the total of net cash provided or required by operating activities and net cash provided or required by investing activities. Free cash flow does not represent the residual cash flow available for discretionary expenditures. We believe that free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of the ability of our business to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to our shareowners through dividend payments or share repurchases. Free cash flow is also used as one of the performance measures in determining incentive compensation.

The following tables reconcile GAAP as-reported financial measures to Non-GAAP financial measures.

Reconciliation of GAAP As-Reported to Selected Non-GAAP Financial Measures:

	Three Months Ended
	Nov. 30, 2016
(in millions)	GAAP As Reported	Adjustments(A)	Ongoing Basis
Net Sales	$2,650	$—	$2,650
Gross Profit	1,259	1	1,260
Operating Expenses(B)	1,012	(65)	947
Net Income Attributable to Monsanto Company	29	62	91
Diluted Earnings per Share	0.07	0.14	0.21

(A) In the three months ended Nov. 30, 2016, select GAAP measures have been adjusted to an ongoing basis by eliminating the impact of restructuring charges, environmental and litigation matters, pending Bayer transaction related costs, Argentine-related tax matters and income from discontinued operations. See separate reconciliations of each measure below.

•
Fiscal first quarter 2017 included a pretax net reversal of previously recognized restructuring charge totaling $35 million ($0.08 a share), or after-tax $25 million ($0.06 a share), of which $1 million related to certain asset impairment charges and a $36 million net reversal of previously recognized expense related to various other operating activities. For the three months ended Nov. 30, 2016, $1 million of expense and $36 million of a net reversal of previously recognized expense are included in cost of goods sold and restructuring charges, respectively. The restructuring charges relate to the 2015 Restructuring Plan. Implementation of the 2015 Restructuring Plan is expected to be completed by the end of fiscal year 2018.

•
Fiscal first quarter 2017 included pretax charges of $8 million ($0.02 a share), or after-tax $5 million ($0.01 a share), for legacy litigation matters arising under indemnities from the 2000 Pharmacia Separation Agreement that are not considered a part of ongoing operations. The pretax charges in the three months ended, Nov. 30, 2016, were recorded in selling, general and administrative expenses.

•
Fiscal first quarter 2017 included pretax charges of $131 million ($0.30 a share), or after-tax $82 million ($0.19 a share), for expenses incurred associated with the merger agreement for the acquisition of Monsanto by Bayer Aktiengesellschaft entered into on Sep. 14, 2016. The pretax charges in the three months ended Nov. 30, 2016 were recorded in operating expenses of $93 million and other expense, net of $38 million.

•
Fiscal first quarter 2017 included charges related to Argentine-related tax matters of $10 million, or $0.02 a share. Due to losses generated in Argentina in recent years as well as recent uncertainties around the Argentina business, the company evaluated the recoverability of various items on the Statement of Consolidated Financial Position related to the Argentina business and determined an allowance against certain assets was necessary, which resulted in a translation gain recorded in other expense, net of $18 million and a net charge against tax expense of $28 million.

•
The company reports annual earn-out payments received as a result of the 2008 divestment of the Dairy Business as discontinued operations. The three months ended Nov. 30, 2016, included pretax income from discontinued operations of $16 million ($0.04 a share), or after-tax $10 million ($0.02 a share).

(B)Operating expenses include selling, general and administrative expenses, research and development expenses, restructuring charges and pending Bayer transaction related costs.

	Three Months Ended
	Nov. 30, 2015
(in millions)	GAAP As Reported	Adjustments(A)	Ongoing Basis
Net Sales	$2,219	$—	$2,219
Gross Profit	901	52	953
Operating Expenses(B)	1,173	(271)	902
Net Income (Loss) Attributable to Monsanto Company	(253)	201	(52)
Diluted Earnings per Share	(0.56)	0.45	(0.11)

(A) In the three months ended Nov. 30, 2015, select GAAP measures have been adjusted to an ongoing basis by eliminating the impact of restructuring charges, environmental and litigation matters, and income from discontinued operations.

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Fiscal first quarter 2016 included a pretax restructuring charge totaling $318 million ($0.70 a share), or after-tax $210 million ($0.46 a share), of which $99 million related to certain asset impairment charges and $219 million related to various other operating charges. For the three months ended Nov. 30, 2015, expenses of $52 million and $266 million were included in cost of goods sold and restructuring charges, respectively. The restructuring charges relate to the 2015 Restructuring Plan. Implementation of the 2015 Restructuring Plan is expected to be completed by the end of fiscal year 2018.

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The three months ended Nov. 30, 2015, included pretax charges of $5 million ($0.01 a share), or after-tax $3 million ($0.01 a share), for legacy litigation matters arising under indemnities from the 2000 Pharmacia Separation Agreement that are not considered a part of ongoing operations. The pretax charges were recorded in selling, general and administrative expenses.

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The company reports annual earn-out payments received as a result of the 2008 divestment of the Dairy Business as discontinued operations. The three months ended Nov. 30, 2015, included pretax income from discontinued operations of $20 million ($0.04 a share), or after-tax $12 million ($0.02 a share).

(B)Operating expenses include selling, general and administrative, research and development expenses and restructuring charges.

Reconciliation of EBIT to Net Income (Loss): EBIT is defined as earnings (loss) before interest and taxes. Earnings (loss) is intended to mean net income (loss) attributable to Monsanto Company as presented in the Statements of Consolidated Operations under GAAP. The following table reconciles EBIT to the most directly comparable financial measure, which is net income (loss) attributable to Monsanto Company.

	Three Months Ended
(in millions)	Nov. 30, 2016	Nov. 30, 2015
EBIT – Seeds and Genomics Segment	$199	$(333)
EBIT – Agricultural Productivity Segment	13	59
EBIT– Total	212	(274)
Interest Expense – Net	118	109
Income Tax Provision(A)	65	(130)
Net Income (Loss) Attributable to Monsanto Company	$29	$(253)
(A) Includes the income tax provision (benefit) from continuing operations, the income tax provision (benefit) on noncontrolling interest, and the income tax provision on discontinued operations.

Reconciliation of EPS to Ongoing EPS:  Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations.

	Fiscal Year 2017	Fiscal Second Quarter 2017	Three Months Ended
	Guidance	Guidance	Nov. 30, 2016	Nov. 30, 2015
Diluted Earnings per Share	$3.97-$4.45	$2.62-$2.86	$0.07	$(0.56)
Restructuring Charges(A)	$0.08-$0.12	$0.03-$0.05	(0.06)	0.46
Environmental and Litigation Matters(B)	$0.01-$0.01	—	0.01	0.01
Pending Bayer Transaction Related Costs(C)	$0.27-$0.31	$0.03-$0.05	0.19	—
Argentine-Related Tax Matters(D)	$0.11-$0.13	$(0.01)-$(0.01)	0.02	—
Income from Discontinued Operations(E)	$(0.02)-$(0.04)	$(0.01)-$(0.01)	(0.02)	(0.02)
Diluted Earnings per Share from Ongoing Business	$4.50-$4.90	$2.70-$2.90	$0.21	$(0.11)
(A)The three months ended Nov. 30, 2016, and 2015, above represent pretax net reversals of previously recognized restructuring charges per share totaling $0.08 a share and pretax restructuring charges per share totaling $0.70 a share, respectively. The fiscal year 2017 and fiscal second quarter 2017 guidance above represents pretax restructuring charges of $0.14 to $0.19 and $0.05 to $0.08 a share, respectively. The restructuring charges relate to the 2015 Restructuring Plan. Implementation of the 2015 Restructuring Plan is expected to be completed by the end of fiscal year 2018.
(B)The three months ended Nov. 30, 2016, and 2015, above represent pretax environmental and litigation matters charges per share totaling $0.02 a share and $0.01 a share, respectively. The fiscal year 2017 guidance above represents pretax environmental and litigation matters charges per share of $0.02. The charges relate to legacy litigation matters arising under indemnities from the 2000 Pharmacia Separation Agreement that are not considered a part of ongoing operations.
(C)The three months ended Nov. 30, 2016, above represent pretax pending Bayer transaction related costs per share totaling $0.30 a share. The fiscal year 2017 and fiscal second quarter 2017 guidance above represents pretax pending Bayer transaction related costs of $0.43 to $0.49 and $0.05 to $0.08 a share, respectively.
(D)Item includes a translation gain recorded in other expense, net of $18 million and a net charge against tax expense of $28 million.
(E)The three months ended Nov. 30, 2016, and Nov. 30, 2015, above represent pretax income from discontinued operations per share totaling $0.04 a share. The fiscal year 2017 and fiscal second quarter 2017 guidance above represents pretax income from discontinued operations of $0.03 to $0.06 and $0.01 a share, respectively.

Reconciliation of Gross Profit to Ongoing Gross Profit:  Ongoing gross profit is calculated excluding certain pre-tax items which Monsanto does not consider part of ongoing operations.

	Three Months Ended
(in millions)	Nov. 30, 2016	Nov. 30, 2015
Gross Profit – Seeds and Genomics Segment	$1,140	$728
Gross Profit – Agricultural Productivity Segment	119	173
Gross Profit– Total	1,259	901
Restructuring Charges	1	52
Ongoing Gross Profit	$1,260	$953

Reconciliation of Operating Expenses to Ongoing Operating Expenses:  Ongoing operating expenses are calculated excluding certain pre-tax items which Monsanto does not consider part of ongoing operations.

	Three Months Ended
(in millions)	Nov. 30, 2016	Nov. 30, 2015
Operating Expenses	$1,012	$1,173
Restructuring Charges	36	(266)
Environmental and Litigation Matters	(8)	(5)
Pending Bayer Transaction Related Costs	(93)	—
Ongoing Operating Expenses	$947	$902

Reconciliation of Net Income (Loss) Attributable to Monsanto Company to Ongoing Net Income (Loss) Attributable to Monsanto Company:  Ongoing net income (loss) attributable to Monsanto Company is defined as net income (loss) attributable to Monsanto Company excluding the cumulative after-tax impact of certain items we do not consider part of ongoing operations.

	Three Months Ended
(in millions)	Nov. 30, 2016	Nov. 30, 2015
Net Income (Loss) Attributable to Monsanto Company	$29	$(253)
Pretax Restructuring Charges	(35)	318
Pretax Environmental and Litigation Matters	8	5
Pretax Pending Bayer Transaction Related Costs	131	—
Income Tax Benefit(A)	(42)	(110)
Argentine-Related Tax Matters(B)	10	—
Income from Discontinued Operations, Net of Tax(C)	(10)	(12)
Ongoing Net Income (Loss) Attributable to Monsanto Company	$91	$(52)
(A)Income tax impact of non-GAAP adjustments is the summation of the calculation income tax (benefit) charge related to each non-GAAP non-income tax impact adjustment.  Income tax charge is calculated using the actual tax in effect during the period for the locality of the related non-GAAP adjustment. Item includes all non-GAAP adjustments except for Argentine-Related Tax Matters and Income from Discontinued Operations.
(B) Item includes a translation gain recorded in other expense, net of $18 million and a net charge against tax expense of $28 million.
(C)The three months ended Nov. 30, 2016, and 2015, included pretax income from discontinued operations of $16 million and $20 million, respectively.

Reconciliation of Free Cash Flow: Free cash flow represents the total of cash flows from operating activities and investing activities, as reflected in the Statements of Consolidated Cash Flows presented in this release. With respect to the fiscal year 2017 free cash flow guidance, Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

	Fiscal Year 2017	Three Months Ended
	Guidance	Nov. 30, 2016	Nov. 30, 2015
Net Cash Provided by Operating Activities	$2,400-2,800	$1,463	$1,363
Net Cash Required by Investing Activities	(1,000)-(1,200)	(327)	(336)
Free Cash Flow	$1,400-1,600	1,136	1,027
Net Cash Required by Financing Activities	N/A	(655)	(2,414)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	N/A	(28)	(37)
Net Increase (Decrease) in Cash and Cash Equivalents	N/A	453	(1,424)
Cash and Cash Equivalents at Beginning of Period	N/A	1,676	3,701
Cash and Cash Equivalents at End of Period	N/A	$2,129	$2,277